NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2009 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
Stratus’ joint venture with Canyon-Johnson Urban Fund II, L.P. continues to be within the scheduled time and cost on the $300 million project to develop the mixed-use W Austin Hotel & Residences in downtown Austin, Texas. Efforts to obtain replacement project financing are ongoing.

•	At June 30, 2009, Stratus had $33.5 million of cash and cash equivalents and $33.7 million in available borrowing capacity under its revolving credit facility.

	Second Quarter		Six Months
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues	$3,490	$4,088	$5,022	$9,155
Operating loss	(2,650)	(1,849)	(5,529)	(3,123)
Net loss	(1,548)	(1,312)	(3,391)	(1,468)
Net loss attributable to Stratus common stock	(1,444)	(1,248)	(3,181)	(1,404)

Diluted net loss per share attributable to Stratus common stock:
Continuing operations	$(0.19)	$(0.15)	$(0.43)	$(0.17)
Discontinued operations	-	(0.01)	-	(0.01)
Diluted net loss per share attributable to Stratus common stock	$(0.19)	$(0.16)	$(0.43)	$(0.18)

Diluted weighted average shares of common stock
outstanding	7,435	7,631	7,441	7,599

AUSTIN, TX, August 10, 2009 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to Stratus common stock of $1.4 million, $0.19 per share, for the second quarter of 2009, compared to $1.2 million, $0.16 per share, for the second quarter of 2008. For the six months ended June 30, 2009, Stratus reported a net loss attributable to Stratus common stock of $3.2 million, $0.43 per share, compared to $1.4 million, $0.18 per share, for the six months ended June 30, 2008.

Stratus sold one courtyard home at Calera Court and 20 lots at its Meridian development in the second quarter of 2009, compared with one courtyard home at Calera Court and 22 lots at Meridian in the second quarter of

2008. For the first six months of 2009, Stratus sold one courtyard home and 23 lots at Meridian, compared with one courtyard home and 77 total lots at Meridian, Deerfield and Wimberly Lane during the first six months of 2008. Rental income from commercial leasing properties decreased to $1.0 million in the second quarter of 2009 from $1.2 million in the second quarter of 2008 primarily because of a decrease in occupancy at Stratus’ original office building at 7500 Rialto Boulevard. Stratus is actively pursuing tenants to fill the available office space at 7500 Rialto Boulevard.

W Austin Hotel & Residences. As previously announced, in May 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of the W Austin Hotel & Residences in downtown Austin. Stratus, the manager of the project, has an approximate 40 percent interest in the joint venture and Canyon-Johnson has an approximate 60 percent interest in the joint venture. As of June 30, 2009, capital contributions totaled $35.3 million for Stratus and $48.7 million for Canyon-Johnson. For the remaining capital contributions, Stratus will fund 40 percent and Canyon-Johnson will fund 60 percent of project costs until the required capital contributions totaling approximately $128 million are made, after which project costs originally were expected to be funded by construction financing borrowings (see below).

The joint venture originally obtained a $165 million construction loan with Corus Bank, N.A. (Corus) to finance project costs after the required capital contributions were made. On June 26, 2009, the loan agreement with Corus was assigned to a subsidiary of Stratus, which is jointly managed by Stratus and Canyon-Johnson, in exchange for a pay down of $250,000 of the outstanding principal balance of $2.1 million. As a result, Corus is no longer the lender and in the second quarter of 2009 Stratus recognized a $0.2 million loss on extinguishment of debt, which includes the write-off of unamortized deferred loan costs in the amount of $2.1 million.

The joint venture is aggressively pursuing other options for financing the future construction costs of the W Austin Hotel & Residences project after the required capital contributions are made. Such options may include additional equity contributions by Stratus and Canyon-Johnson, financing from other financial institutions, admitting new equity partners, or a combination of these alternatives. If the joint venture does not secure project financing from a third-party lender, or if Stratus or Canyon-Johnson is unable to make required additional future capital contributions to the joint venture, the joint venture may be required to delay further construction of the project until additional financing is available.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at W Austin Hotel & Residences. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals, environmental regulations and other factors which are described in more detail in Stratus’ 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.
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2

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
Revenues:
Real estate	$1,894		$2,399		$2,085		$6,303
Rental income	960		1,169		2,133		2,120
Commissions, management fees and other	636		520		804		732
Total revenues	3,490		4,088		5,022		9,155
Cost of sales:
Real estate, net	3,035		2,724		4,096		6,209
Rental	786		923		1,617		1,739
Depreciation	384		393		824		776
Total cost of sales	4,205		4,040		6,537		8,724
General and administrative expenses	1,935		1,897		4,014		3,554
Total costs and expenses	6,140		5,937		10,551		12,278
Operating loss	(2,650)		(1,849)		(5,529)		(3,123)
Interest income and other	582	a	154		828	a	1,103
Loss on extinguishment of debt	(182	)b	-		(182	)b	-
Gain on interest rate cap agreement	103		-		70		-
Loss from continuing operations before income taxes and equity in
unconsolidated affiliate’s (loss) income	(2,147)		(1,695)		(4,813)		(2,020)
Equity in unconsolidated affiliate’s (loss) income	(108)		149		(182)		266
Benefit from income taxes	707		339		1,604		391
Loss from continuing operations	(1,548)		(1,207)		(3,391)		(1,363)
Loss from discontinued operations	-		(105	)c	-		(105	)c
Net loss	(1,548)		(1,312)		(3,391)		(1,468)
Net loss attributable to noncontrolling interest in subsidiaryd	104		64		210		64
Net loss attributable to Stratus common stock	$(1,444)		$(1,248)		$(3,181)		$(1,404)

Net loss per share attributable to Stratus common stock:
Continuing operations	$(0.19)		$(0.15)		$(0.43)		$(0.17)
Discontinued operations	-		(0.01)		-		(0.01)
Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.19)		$(0.16)		$(0.43)		$(0.18)

Weighted average shares of common stock outstanding:
Basic and diluted	7,435		7,631		7,441		7,599

a.  Includes $0.6 million related to a forfeited homebuilder deposit for contract termination.
b.  Relates to assignment of W Austin Hotel & Residences project construction loan to a Stratus subsidiary.
c.  Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.
d.  Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30,		December 31,
	2009		2008
ASSETS
Cash and cash equivalents	$33,549		$17,097
Investment in U.S. treasury securities	-		15,388
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	127,820		115,966
Property held for sale – undeveloped	31,895		27,514
Property held for use, net	71,784		56,919
Investment in unconsolidated affiliate	2,360		2,283
Deferred tax asset	9,000		7,330
Other assets	7,059		10,049
Total assets	$283,467		$252,546

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$9,740		$6,585
Accrued interest and property taxes	2,020		3,203
Deposits	554		1,301
Debt	74,241		63,352
Other liabilities	2,890		3,583
Total liabilities	89,445		78,024

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	83		83
Capital in excess of par value of common stock	197,080		196,692
Accumulated deficit	(33,276)		(30,095)
Accumulated other comprehensive loss	-		(3)
Common stock held in treasury	(17,941)		(17,441)
Total Stratus stockholders’ equity	145,946		149,236
Noncontrolling interest in subsidiary	48,076	a	25,286	a
Total equity	194,022		174,522
Total liabilities and equity	$283,467		$252,546

a.	Relates to Canyon-Johnson’s interest in W Austin Hotel & Residences.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

Six Months Ended June 30,
2009	2008
Cash flow from operating activities:
Net loss	$(3,391)	$(1,468)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss from discontinued operations	-	105	a
Depreciation	824	776
Gain on interest rate cap agreement	(70)	-
Loss on extinguishment of debt	182	-
Cost of real estate sold	1,520	4,624
Deferred income taxes	(1,670)	(623)
Stock-based compensation	346	483
Equity in unconsolidated affiliate’s loss (income)	182	(266)
Distribution of unconsolidated affiliate’s income	-	1,266
Deposits	(747)	(1,148)
Purchases and development of real estate properties	(20,574)	(17,456)
Municipal utility district reimbursements	3,387	3,753
Decrease in other assets	730	159
Increase (decrease) in accounts payable, accrued liabilities and other	567	(98)
Net cash used in operating activities	(18,714)	(9,893)

Cash flow from investing activities:
Development of commercial leasing properties and other expenditures	(15,238)	(8,171)
(Investment in) return of investment in unconsolidated affiliate	(260)	2,374
Proceeds from matured U.S. treasury securities	15,391	-
Other	40	25
Net cash used in investing activities	(67)	(5,772)

Cash flow from financing activities:
Borrowings from revolving credit facility	10,000	-
Payments on revolving credit facility	(1,569)	-
Borrowings from project and term loans	4,700	2,022
Payments on project and term loans	(398)	(109)
Noncontrolling interest contributions	23,000	10,678
Net payments for stock-based awards	(96)	(114)
Excess tax benefit from stock-based awards	-	281
Purchases of Stratus common shares	(404)	(428)
Financing costs	-	(2,845)
Net cash provided by financing activities	35,233	9,485
Net increase (decrease) in cash and cash equivalents	16,452	(6,180)
Cash and cash equivalents at beginning of year	17,097	40,873
Cash and cash equivalents at end of period	$33,549	$34,693

a.	Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.

III